CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N‐1A of BHILL Fund, a series of Advisor Managed Portfolios, under the heading “Other Service Providers” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
March 31, 2025